Exhibit 10.1

THIRD AMENDMENT TO

BASE GAS PURCHASE AGREEMENT

This Third Amendment to the Gas Purchase Agreement (this “Amendment”) is made and entered into on January 5, 2007 to be effective as of December 18, 2006 (the “Effective Date”) by and among Atlas America, Inc. (into which Atlas Energy Group, Inc. was previously merged) (“Atlas DE”), Viking Resources, LLC (f/k/a Viking Resources Corporation) (“Viking”), Atlas Resources, LLC (f/k/a Atlas Resources, Inc.) (“Atlas Resources”), Resource Energy, LLC (f/k/a Resource Energy, Inc.) (“Resource Energy” and together with Viking and Atlas Resources, the “ATN Subsidiaries”), and Hess Corporation (“Hess”). This Amendment modifies, supplements, forms part of, and amends that certain Gas Purchase Agreement with FirstEnergy Solutions Corp. dated as of March 31, 1999 (the “1999 Agreement”), as amended on February 1, 2001 (the “2001 Amendment”) and on July 16, 2003 (the “2003 Amendment”), and assigned to Hess by that Assignment of Transactions dated April 1, 2005 (the “2005 Assignment”) (collectively, the “Base Contract”). Capitalized terms used in this Amendment that are not herein defined will have the meanings ascribed to them in the Base Contract. In the event of a conflict between the terms of this Amendment and the Base Contract, the terms of this Amendment shall apply.

WHEREAS, Atlas DE and the ATN Subsidiaries collectively constitute the Seller under the Base Contract;

WHEREAS, Atlas DE has transferred all of its natural gas and oil production and development assets to Atlas Energy Resources, LLC (“ATN”) and its subsidiaries in connection with the initial public offering of ATN and Atlas DE wishes to be released from its rights, duties and interests under the Base Contract as of the Effective Date, and Hess has agreed to such a release, provided that the ATN Subsidiaries remain jointly and severally liable for all obligations of Seller under the Base Contract;

NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby the Parties hereby agree as follows:

I. WAIVER AND CONFIRMATION OF CONTINUING JOINT AND SEVERAL

LIABILITY OF THE ATN SUBSIDIARIES

1.1 Waiver. Effective as of the Effective Date, Atlas DE does hereby waive all of its right, title and interest in and to the Base Contract and all transactions thereunder, such waiver to constitute the inurement of the same to the exclusive benefit of the ATN Subsidiaries.

1.2 Confirmation of Joint and Several Liability. The ATN Subsidiaries, shall, as of the Effective Date, be the remaining parties that collectively constitute the Seller under the Base Contract. For the avoidance of doubt, the ATN Subsidiaries hereby confirm the joint and several nature of their obligations as Seller under the Base Contract and all transactions thereunder, including in respect of any obligations incurred by Atlas DE under the Base Contract and any transactions thereunder. Such obligations include those to pay, discharge or perform, as appropriate, the Base Contract and all transactions thereunder, such Base Contract constituting, for the avoidance of any doubt, the joint and several debts, liabilities and obligations of the ATN Subsidiaries, from and after the Effective Date.

1.3 Release and Discharge. Upon the Effective Date, Atlas DE will be released from any liability or obligation under the Base Contract and any transaction thereunder, that arises or accrues after the Effective Date.

1.4 Consent to Release. Hess consents to the release described in Section 1.4. Further, Hess hereby releases and agrees to the cancellation of (i) the Guaranty of Trading Obligations, dated October 20, 2005, from Atlas DE and (ii) the commercial letter of credit in the amount of $1,000,000 deposited with Hess.

1.5 Billing and Payment. Amounts due from Buyer for the calendar month December 2006 and thereafter shall be remitted to Atlas Energy Operating Company, LLC, as agent for Seller.

II. AMENDMENTS TO THE 1999 AGREEMENT

2.1 Section 10. NOTICES. Section 10 shall be deleted in its entirety and replaced with the following in lieu thereof:

“10. NOTICES: Whenever under the terms of this Agreement, any notice is required or permitted to be given by one party to the other, it shall be given in writing and shall be effective upon receipt if sent by express courier or mailed, postage prepaid, to the parties at the address set forth below, provided that confirmations and invoices may be sent via facsimile:

Seller:	Atlas Resources, LLC
Resource Energy, LLC
Viking Resources, LLC
c/o Atlas Energy Operating Company, LLC
Attn: Michael Brecko
311 Rouser Road
P.O. Box 611
Moon Township. Pennsylvania 15108

Buyer:	HESS CORPORATION
One Hess Plaza
Woodbridge, New Jersey 07095
	Attention:	Middle Office
	Telephone:	(732) 750-6417
	Facsimile:	(732) 509-0502

With an additional copy of any notice of a potential event of default or an event of default to the following:

HESS CORPORATION
1185 Avenue of the Americas
New York, NY 10036
	Attention:	Vice President, Chief Risk Officer
	Telephone:	(212) 536-8252

2.2 Section 15. COMPLETE AGREEMENT. Section 15 shall be deleted in its entirety and replaced with the following in lieu thereof:

“15. COMPLETE AGREEMENT: This Agreement sets forth the entire understanding and agreement between the parties as to matters covered herein and supersedes any other prior understanding, agreement or statement (written or oral) between the parties as to matters covered herein.”

2.3 Financial Responsibility. The following shall be added as a new Section 16:

“16. FINANCIAL RESPONSIBILITY.

(A)	In the event either party shall:

(i)	Make an assignment or any general arrangement for the benefit of creditors;

(ii)	Fail to perform a payment or delivery obligation to the other party on or before the second Business Day following the date written notice is received;

(iii)	Fail to provide adequate assurance of its ability to perform all of its outstanding obligations hereunder on or before the second Business Day after a request for such assurance is made by the other party when such party has reasonable grounds for insecurity;

(iv)	File a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it;

(v)	Otherwise become bankrupt or insolvent (however evidenced);

(vi)	Become unable to pay its debts as they fall due; or

(vii)	Fail to perform any other material covenant or obligation set forth in this Agreement and not expressly covered by this Section, if such failure is not remedied within three (3) Business Days after written notice;

then such event shall constitute an Event of Default.

(B)	Upon the occurrence of an Event of Default, the other party (the “Non-Defaulting Party”) shall have the right to either withhold and/or suspend payments or the making or receiving of deliveries, or terminate the Agreement, in addition to any and all other remedies available under the Agreement.

(C)	Each party reserves to itself all rights, set-offs, counterclaims, and other defenses that it is or may be entitled to arising from or out of the Agreement.

(D)	In the event that the Non-Defaulting Party terminates this Agreement pursuant to this Article, the Non-Defaulting Party shall have the right to designate an early termination date (“Early Termination Date”) as any date on or after the event of default under this Article. Upon the Early Termination Date, the Non-Defaulting Party shall have the right to liquidate all Transactions under this Agreement (including any portion of a Transaction not yet fully delivered) then outstanding by:

(i)	Closing out each Transaction being liquidated at its Market Value, as defined below, so that each such Transaction is canceled and a settlement payment in an amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Transaction shall be due to the Buyer under the Transaction if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case, in each case discounted, where appropriate, to present value in a commercially reasonable manner as of the Early Termination Date; and

(ii)	Setting off or aggregating, as appropriate, any or all settlement payments (discounted as appropriate) and (at the election of the non-defaulting party) any or all other amounts owing between the parties under this Agreement, as well as under any other agreement between the parties, so that all such amounts are aggregated and/or netted to a single liquidated amount payable by one party to the other. The net amount due any such liquidation shall be paid by the close of business on the Business Day following the Early Termination Date.

For these purposes, “Contract Value” means the amount of the Gas remaining to be delivered or purchased under a Transaction multiplied by the Commodity Charge, and “Market Value” means the amount of Gas remaining to be delivered or purchased under a Transaction multiplied by the Replacement Price. For purposes of this Article, “Replacement Price” means the relevant market price for the remaining term either quoted by a bona fide third party offer or which are reasonably expected to be available in the market under a replacement contract for such Transaction. The Non-Defaulting Party may consider, among other valuations any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in gas swap contracts and other bona fide third party offers.

(E)	Except as provided in this Agreement, neither party shall be responsible for punitive, incidental, special or consequential damages.

(F)	The parties agree that a Transaction under this Article shall constitute a “forward contract” within the meaning of the United States Bankruptcy Code.

(G)	The Non-Defaulting Party shall give notice that liquidation pursuant to this Article has occurred to the defaulting party no later than the Business Day following such liquidation, provided that failure to give such notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the defaulting party against the non-defaulting party.

(H)	In addition to all other amounts payable hereunder, the Defaulting Party shall reimburse the Non-Defaulting Party, on demand, for reasonable out-of-pocket expenses, including, without limitation, attorneys’ fees and expenses incurred by the other party during the occurrence and continuation of an Event of Default in connection with the enforcement or the preservation of its rights in respect hereof, together with interest on any unpaid amount at the rate specified in Section 6 of this Agreement.

2.4 Business Day. The following shall be added as a new Section 17:

“17. “BUSINESS DAY” shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.”

2.5 Payment Netting. The following shall be added as a new Section 18:

“18. PAYMENT NETTING. If on any date any amounts would otherwise be payable in the same currency in respect of any Transactions by each Party to the other, then, on such date, each Party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.”

III. AMENDMENTS TO THE 2003 AMENDMENT

3.1 Sections 2 and 3, Exhibit A and Annexes 1 and 2 thereto shall be deleted in their entirety.

IV. MISCELLANEOUS

4.1 Warranties. Each Party represents and warrants to the others that it has the corporate authority to execute, deliver and perform this Amendment and has taken all actions necessary to secure all necessary approvals required to be secured in connection therewith. The execution, delivery and performance of this Amendment and the Base Contract have been duly authorized by all necessary corporate action.

4.2. No Third Party Benefit. Nothing contained in this Amendment, express or implied, is intended to or shall be construed to confer upon or give any person, firm, or corporation, other than the Parties and their respective permitted successors and assigns, any remedy or claim under, or by reason of, this Amendment, or any term, covenant or condition hereof. All conditions, promises and agreements contained in this Amendment shall be for the sole and exclusive benefit of the Parties and their respective permitted successors and assigns.

4.3 Entire Agreement. This Amendment and the Base Contract set forth the entire understanding and agreement between the Parties as to matters covered herein and therein and supersedes any other prior understanding, agreement or statement (written or oral) between the Parties as to matters covered herein and therein.

4.4 Headings. The headings contained in this Amendment are for convenience of reference only and shall not affect, in any way, the meaning or interpretation of this Amendment.

4.5 Amendments; Waivers. To be binding, any amendment of this Amendment must be effected by an instrument in writing signed by all of the Parties. Rights hereunder shall not be waived, except pursuant to a writing signed by the Party against which enforcement of the waiver is sought.

4.6 Expenses of Negotiation. All costs and expenses incurred in connection with this Amendment are to be borne by the Party incurring such costs.

4.7 Severability. It is the intention of the Parties hereto that whenever possible, each provision of the Base Contract and this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but that if any provision of the Base Contract or this Amendment, as the case may be, is held to be invalid, illegal or unenforceable in any respect under any applicable law, such invalidity, illegality or unenforceability will not affect any other provision, and the Base Contract and this Amendment, as the case may be, will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein and/or therein, as the case may be.

4.8 Counterparts; and Facsimile Signatures. This Amendment may be executed, including by facsimile signature, in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

4.9 Governing Law. The interpretation and performance of this Amendment shall be governed by the laws of the jurisdiction indicated in the Base Contract.

IN WITNESS WHEREOF, the Parties hereto have duly executed this instrument or have caused this instrument to be duly executed on their behalf, on the Effective Date.

HESS CORPORATION	ATLAS AMERICA, INC.

By:	By:
Name:	Name:	Matthew A. Jones
Title:	Title:	Chief Financial Officer

VIKING RESOURCES, LLC		ATLAS RESOURCES, LLC

By:		By:
Name:	Matthew A. Jones	Name:	Matthew A. Jones
Title:	Chief Financial Officer	Title:	Chief Financial Officer

RESOURCE ENERGY, LLC

By:
Name:	Matthew A. Jones
Title:	Chief Financial Officer